EXHIBIT 99.1

PRELIMINARY ESTIMATED FINANCIAL INFORMATION FOR

THE QUARTER ENDED MARCH 31, 2018

The Company expects revenue for the three months ended March 31, 2018 will be approximately $280,000, of which approximately $250,000 will be revenue for foundry services provided at its New York fabrication facility acquired on June 26, 2017.

The Company anticipates cost of revenue to be approximately $310,000 for the three months ended March 31, 2018, consisting primarily of direct labor, direct materials and facility costs associated with the foundry services revenue.

The Company expects operating expenses for the three-month period ended March 31, 2018 to be approximately $5.5 million and to include research and development expenses of approximately $3.0 million and general and administrative expenses of approximately $2.5 million.

The Company expects to record a net loss of approximately $4.8 million for the three months ended March 31, 2018.

As of March 31, 2018, the Company had $6.5 million of cash and cash equivalents and working capital of $5.3 million.